Filing pursuant to Rule 424(b)(3) Commission File No. 33-72610

Prospectus Supplement
(To Prospectus dated February 3, 1994)

$500,000,000

Rio Tinto America Holdings Inc.

(formerly RTZ America Holdings Inc., formerly RTZ America Inc.)
Guaranteed Debt Securities

Guaranteed as to Payment of (and premium, if any)
Principal and Interest by

Rio Tinto plc

(formerly The RTZ Corporation PLC)

     By way of this Prospectus Supplement, Rio Tinto America Holdings Inc. (the “Issuer”) and Rio Tinto plc (the “Guarantor”) remove from registration all Guaranteed Debt Securities registered under the Registration Statement No. 33-72610 (the “Registration Statement”) filed by the Issuer and the Guarantor under the Securities Act of 1933, as amended.

     As of the date hereof, no Guaranteed Debt Securities have been issued, offered or sold under the Registration Statement.

   January 22, 2003.